As filed with the Securities and Exchange Commission on May 16, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Mr. Cooper Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1653725
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

8950 Cypress Waters Blvd Coppell, TX	75019
(Address of Principal Executive Offices)	(Zip Code)

Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan
(Full title of the plan)

Anthony W. Villani
Executive Vice President & General Counsel
8950 Cypress Waters Blvd.
Coppell, TX 75019
(469) 549-2000
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share in respect of available share reserve	20,000,000	$9.51	$190,200,000	$23,052.24

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers the issuance of an aggregate of 20,000,000 shares of common stock, par value $0.01 per share (“Mr. Cooper Group Common Stock”), of the registrant (“Mr. Cooper Group”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Mr. Cooper Group Common Stock that become issuable under the Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan (the “Plan”) as a result of stock splits, stock dividends, recapitalization or similar adjustments of the outstanding shares of Mr. Cooper Group Common Stock.

(2)
Estimated solely for the purpose of computing the amount of registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of Mr. Cooper Group Common Stock as reported on the Nasdaq Stock Market on May 10, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by Mr. Cooper Group with the Commission, are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Report on Form 10-Q for the first quarter ended March 31, 2019;

•	Current Reports on Form 8-K filed on February 5, 2019, February 28, 2019 and April 19 (other than the portions of those documents not deemed to be filed); and

•	The description of Mr. Cooper Group Common Stock included in the Registration Statement on Form 8-A (file No. 001-14667) filed on September 23, 2015.
All documents filed by Mr. Cooper Group with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Delaware General Corporation Law (the “DGCL”) permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for damages for certain breaches of the director’s fiduciary duty. However, no such provision may eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for declaration of unlawful dividends or illegal redemptions or stock repurchases; or (iv) for any transaction from which the director derived an improper personal benefit.
The Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) of Mr. Cooper Group provides that a director will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Delaware’s laws provide that a corporation may advance expenses of defense in certain circumstances, and permit a corporation to purchase and maintain liability insurance for its directors and officers.
The DGCL provides that indemnification may not be made for any matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.
The bylaws of Mr. Cooper Group provide that Mr. Cooper Group shall indemnify each person whom it may indemnify to the extent permitted by the DGCL and that Mr. Cooper Group may purchase and maintain insurance on behalf of any person who is or was serving as a director, officer, employee or agent of Mr. Cooper Group, or of another entity at the request of Mr. Cooper Group. The Certificate of Incorporation provides that Mr. Cooper Group shall indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
Mr. Cooper Group has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, losses, judgments, fines, penalties and amounts paid or payable in settlement of any claim, including expenses for indemnification under Mr. Cooper Group’s Certificate of Incorporation and bylaws and/or recovery under any directors’ and officers’ liability insurance policies maintained by Mr. Cooper Group. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to Mr. Cooper Group if it is found that such indemnitee is not entitled to such indemnification under applicable law and Mr. Cooper Group’s Certificate of Incorporation and bylaws or to such recovery under Mr. Cooper Group’s insurance policies.
The foregoing is only a general summary of certain aspects of Delaware law and Mr. Cooper Group’s Certificate of Incorporation and bylaws and indemnification agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the DGCL and (ii) Mr. Cooper Group’s Certificate of Incorporation, bylaws, and form of indemnification agreement, each of which is on file with the Commission.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Amended and Restated Certificate of Incorporation of Mr. Cooper Group Inc., as amended.

4.2	Amended and Restated Bylaws of Mr. Cooper Group Inc.

5.1	Opinion of Anthony W. Villani, EVP & General Counsel of Mr. Cooper Group Inc., as to the validity of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Anthony W. Villani (included in Exhibit 5.1 hereto).

99.1	Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on this May 16, 2019.

MR. COOPER GROUP INC.

By:	/s/ Christopher Marshall
Name: Christopher Marshall
Title: Vice Chairman & Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Anthony Villani, Christopher Marshall and Elizabeth Giddens, and each of them, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed on May 16, 2019 by the following persons in the capacities indicated.

Signature	Title

/s/ Jay Bray	President, Chief Executive Officer & Chairman of the Board (Principal Executive Officer)
Jay Bray
/s/ Christopher Marshall	Vice Chairman and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Christopher Marshall
/s/ Busy Burr	Director
Busy Burr

Signature	Title
/s/ Robert Gidel	Director
Robert Gidel

/s/ Roy Guthrie	Director
Roy Guthrie
/s/ Christopher J. Harrington	Director
Christopher J. Harrington
/s/ Michael D. Malone	Director
Michael D. Malone
/s/ Tagar C. Olson	Director
Tagar C. Olson
/s/ Steven D. Scheiwe	Director
Steven D. Scheiwe